Filed Pursuant to Rule 433
                                                    Registration No.: 333-126661


JPMCC 05-LDP5: FINAL IO PRICING

                                    Spread     Price    Mdur
X1         19 1/2MM Proceeds           240   0.45579    4.82
X2         19.7MM Proceeds              75   0.48338    2.50


                           spots        5y    4.394%
                                       10y    4.464%

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-834-3813 (collect call) or emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such
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This communication is for the information only, not an offer or solicitation for the purpose or sale of any financial instrument, nor a solicitation to participate in any trading strategy, nor an official confirmation of any transaction. The information is believed to be reliable, but we do not warrant its completeness or accuracy, prices and availability are indicative only, are as of stated date, and are subject to change without notice. We may hold a position or act as a market maker in any financial instrument discussed herein. Clients should consult their own advisors regarding any tax, accounting or legal aspects of this information. Copyright 2005 JPMORGAN CHASE & CO.